Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated April 28, 2005 on our audit of the financial statements of Federal Services Acquisition Corporation in the Registration Statement on Form S-1 to be filed on or about May 4, 2005 and related Prospectus.

/s/ Eisner LLP

New York, New York

May 4, 2005